Filed Pursuant to Rule 433

Registration Statement No. 333-180880

May 3, 2012

PRESS RELEASE MAY 3, 2012

Ericsson successfully prices its debut US corporate bond

Ericsson (NASDAQ:ERIC) has successfully placed a US dollar denominated 1 billion 10-year bond with a fixed coupon rate of 4,125%. With this transaction, Ericsson marks its entry to the US bond market, the world’s largest corporate bond market, and takes advantage of strong current corporate credit market conditions. The bond will extend Ericsson’s average debt maturity profile and further diversify Ericsson’s funding sources.

The proceeds will be used to refinance debt maturing in 2012-2014 and for general corporate purposes.

The offer was made pursuant to the Company’s shelf registration statement filed with the U.S. Securities and Exchange Commission, and a prospectus supplement thereto. The mandated joint lead managers for the transaction are Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC.

Ericsson’s Euro Medium Term Note Program (EMTN) will remain in place.

Ericsson has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering of the Notes. Before you invest, you should read the prospectus in that registration statement and other documents Ericsson has filed with the SEC for more complete information about Ericsson and the offering of the Notes. Copies of the prospectus and prospectus supplement, and any other documents that Ericsson has filed with the SEC containing more complete information about Ericsson and this offering may be obtained, free of charge, by visiting Telefonaktiebolaget LM Ericsson on the SEC’s Web site at www.sec.gov, or by requesting copies from Ericsson in writing at Investor Relations, SE-164 83 Stockholm, Sweden.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Disclosure Regarding Forward-Looking Statements

Certain statements included herein are forward-looking statements. There are many factors that affect management’s views about future events and trends of the business and operations of the company, as is more thoroughly described in the prospectus and related prospectus supplement and the company’s filings with the Securities and Exchange

PRESS RELEASE MAY 3, 2012

Commission. Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

FOR FURTHER INFORMATION, PLEASE CONTACT

Ericsson Corporate Public & Media Relations

Phone: +46 10 719 69 92

E-mail: media.relations@ericsson.com

Ericsson Investor Relations

Phone: +46 10 719 00 00

E-mail: investor.relations@ericsson.com

Ericsson discloses the information provided herein pursuant to the Securities Markets Act and/or the Financial Instruments Trading Act. The information was submitted for publication on May 3, at 07:30 CET.